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                       DISTRIBUTION AND SERVICES AGREEMENT



         This Agreement is made July 17, 1996, between VIVUS, Inc., a California corporation ("VIVUS") and Alternate Site Distributors, Inc., a California corporation ("ASD").



                             Background Information

         A. VIVUS is, among other things, in the business of manufacturing, selling, and distributing pharmaceutical and therapeutic products in the United States.

         B. ASD is, among other things, in the business of purchasing pharmaceutical products for resale to alternate care markets, including to physician offices, and in the business of providing telemarketing to physicians and providing customer service to physicians and manufacturer's sales representatives.

         C. VIVUS desires to engage ASD (as limited pursuant to the terms of Section 2 below), for various services relating to its Products (as such term is defined in Appendix A attached hereto) including its first advanced pharmacological and therapeutic product and application system for the treatment of erectile dysfunction known as MUSE(R) (aplprostadil) ("MUSE") as (1) its primary agent on a non-exclusive basis for distribution and reporting of all samples (as such term is defined in Appendix A attached hereto) which VIVUS shall provide in its sole discretion for distribution in the United States, (2) its primary agent on a non-exclusive basis for storage, distribution and reporting of all promotional and literature marketing materials developed by VIVUS for the Products which VIVUS shall provide in its sole discretion for distribution in the United States, (3) its primary telemarketing agent on a non-exclusive basis in the United States, and (4) an agent for servicing 1-800 customer service line(s) to be accessed by U.S. physicians and VIVUS's U.S. sales representatives for the Products. VIVUS also desires to identify ASD to it called on physician practices in the United States for Products as a competitively priced, full service physician supplier for VIVUS's trade pharmaceutical products listed in Exhibit A, and such other products that may be added to Exhibit A by VIVUS and ASD from time to time. All services to be performed by ASD are described in this Agreement, and are to be performed upon the terms and conditions set forth in this Agreement.


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                             Statement of Agreement

         VIVUS and ASD (the "Parties") hereby acknowledge the accuracy of the above background information and agree as follows:

         1. Definitions. Except as otherwise provided in this Agreement, capitalized terms used herein shall have the respective meanings assigned thereto in Appendix A for all purposes hereof (all definitions shall be equally applicable to both singular and plural forms of the terms defined.)

         2. Appointment. (a) Upon the terms and conditions described in this Agreement, VIVUS hereby appoints ASD: (i) as its primary agent on a non-exclusive basis for distribution of Samples to physicians as selected and approved by VIVUS in the United States, (ii) as its primary agent on a non-exclusive basis for storage of Marketing Materials for the Products and distribution, at VIVUS's direction, to physicians in the United States and to VIVUS's U.S. sales representatives, (iii) as its primary telemarketing agent on a non-exclusive basis for outbound telemarketing for the Products at VIVUS's direction to physician practices in the United States, (iv) an agent for servicing a dedicated VIVUS U.S. customer service operation including VIVUS owned 1-800 inbound telephone service line(s) to be accessed by U.S. physicians and VIVUS's U.S. sales representatives. ASD will be a purchaser of Products for resale to physicians in the United States. VIVUS will identify ASD as a competitively priced, physician supply alternative for Products and a full service supply alternative for other physician product and supply needs. This identification of ASD as a supplier will be provided by VIVUS so long as ASD represents a competitive, full service (as described in this Section 2) supply source for the Products. Notwithstanding the foregoing, VIVUS may elect to appoint other specialty distributors as qualified VIVUS customers for the purchase of Products for resale to physician practices.

         (b) The Services shall be performed in accordance with the following agreed upon terms and conditions and in accordance with the implementation timing prescribed in this Agreement and as developed by the joint project team formed by the Parties. The services described in clause (i), (ii), (iii), and
(iv)of Subparagraph 2(a) above are hereinafter referred to collectively as the "Services". ASD agrees to use it best efforts to provide the Services and undertake its other obligations under this Agreement.

         (c) Samples. VIVUS will supply Samples at no charge to ASD as determined by a forecast developed by VIVUS based on a thirty (30) calendar days' forecasted utilization rate. ASD will warehouse and inventory Samples at ASD's current distribution


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facility located at 1851 Monetary Lane, Carrollton, TX [*] (the "ASD Facility").
[*]. ASD shall visually inspect each shipment of the Samples for external container or package damage or loss in transit (based upon records provided to ASD from VIVUS) and notify VIVUS when damage or loss has occurred promptly following discovery by ASD of such damage or loss. ASD will store all Samples in full compliance with VIVUS's storage and handling specifications, which are attached hereto as Exhibit B to this Agreement. Such requirements may be supplemented or amended from time to time by VIVUS with prior reasonable notice to ASD and ASD's prior approval.

         (d) VIVUS shall pay all costs and expenses of delivery for the Samples to the ASD Facility. VIVUS shall retain title to all Sample inventory until the Samples are received by physicians selected to receive such Samples, at which time title shall rest in the party to which the Samples are shipped.

         (e) Sample orders will be directed to ASD from VIVUS sales representatives via telephone, fax, or electronic media and from VIVUS-selected physicians contacted by ASD, at the direction of VIVUS, through outbound telemarketing or via mail, e.g. VIVUS developed Business Reply Cards. ASD will ship Samples after receiving any order that complies with the Requirement(s) of Law. Standard Operating Procedures ("SOPs") will be developed by ASD and approved by VIVUS relative to inventory storage and tracking, inventory handling, inventory variances, disposition of rejected or expired Samples, order acceptance, fulfillment, and reporting.

         (f) ASD will assemble Sample orders on a daily basis rotating inventory on a First to Expire, First Out ("FEFO") basis. Sample orders will be shipped via next day air in compliance with SOPs and product handling requirements as set forth in the attached Exhibit B, to be received by the recipient within 48 hours of a lawful Sample order being received by ASD that complies with applicable SOPs. ASD will provide proof of delivery or freight claims processing in the event of lost or damaged shipments.

         (g) ASD will provide inventory tracking through its information systems and will comply with all lot traceability, FEFO rotation, expired product disposition, and recalls. However, all costs and expenses incurred by ASD involving product recalls and disposition of Products or Samples because of a lapse or pending lapse of its expiration date will be for the exclusive account of VIVUS and billed by ASD as such costs and expenses are incurred. Additional systems reporting in both electronic and


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hard-copy format will be developed by the Parties and will include, among other reports, territory activity tracking for both sampling and sales and any reporting necessary, access to ASD's information systems, however, such access shall be pursuant to procedures set forth, from time to time, in writing by ASD, and ASD's internal SOPs for financial and compliance reporting. ASD will provide VIVUS validation prior to commencement of Sample storage and fulfillment. ASD will provide VIVUS, on an ongoing basis, remote access, pursuant to procedures set forth, from time to time, in writing by ASD, into its information systems for review of VIVUS records and activity.

         (h) Marketing Materials. VIVUS will ship all Marketing Materials at no charge to ASD for storage at the ASD Facility. VIVUS will provide ASD with sufficient notice of each quantity of Marketing Materials shipped to ASD. Under normal operating conditions, ASD shall visually inspect each external package of the Marketing Materials for external damage or loss in transit and notify VIVUS when damage or loss has occurred promptly following discovery by ASD of such damage or loss. ASD will store Marketing Materials in compliance with VIVUS's storage and handling specifications. Such requirements may be supplemented or amended from time to time by VIVUS with reasonable prior notice to ASD and its prior approval, which approval shall not be unreasonably withheld.

         (i) VIVUS shall pay all costs and expenses of delivering the Marketing Materials to the ASD Facility. For those Marketing Materials directed to physicians, VIVUS shall retain title to Marketing Materials inventory until the Marketing Materials are shipped at VIVUS's direction, at which time title shall rest in the party to which the Marketing Materials are shipped.

         (j) Marketing Materials orders will be directed to ASD by VIVUS sales representatives or other authorized VIVUS marketing personnel via telephone, fax, or electronic media. The bulk of the Marketing Materials will be distributed to VIVUS sales representatives in individualized monthly shipments. Other Marketing Materials will be shipped to physicians upon request by VIVUS or by the physicians contacted by ASD, at VIVUS's direction, through outbound telemarketing. Periodic special shipments will be made to supply convention requirements or other special marketing needs as specified by VIVUS. SOPs will be developed by ASD and approved by VIVUS relative to storage, fulfillment and reporting of Marketing Materials.

         (k) VIVUS will provide ASD order fulfillment timing requirements and all reporting requirements. ASD will ship Marketing Materials utilizing ground transportation, unless otherwise directed by VIVUS. ASD will establish a separate manifest system for shipment of Marketing Materials. ASD will


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perform proof of delivery or freight claims processing in the event of lost or damaged shipments of Marketing Materials.

         (l) ASD will provide systems reporting including, among others, inventory tracking and territory activity tracking in a form as agreed to between VIVUS and ASD.

         (m) Telemarketing. ASD will provide, at VIVUS's direction, outbound telemarketing services for Products: (i) to build pre-launch awareness and facilitate sales representative access to physicians upon Product Launch, (ii) to physician practices not called on by VIVUS's U.S. sales representatives, (a listing of such physicians to be provided in writing by VIVUS to ASD), (iii) to physicians in vacant VIVUS sales territories, (a list of such vacant territories and physicians within such territories to be provided in writing by VIVUS to
ASD), (iv) to develop and at least semi-annually refresh physician profiles, and
(v) to conduct market research. In the course of telemarketing activities, ASD will accept physician orders for Products provided the physician meets the customer criteria established by ASD.

         (n) VIVUS will identify physicians to be telephoned by ASD and the frequency of such telephone calls, and develop the telescrip messages to which ASD will deliver regarding the Products. SOPs will be developed by ASD and approved by VIVUS. ASD will organize the telemarketing staff so that each telemarketing service representative ("TSR") has primary responsibility for specific VIVUS territories and physicians.

         (o) ASD will provide a telemarketing software system to manage it telemarketing activities and to be linked with its customer service system. Systems reports will be developed by the Parties and will include, among others, activity reports for each physician and sales territory detailing the telemarketing calls and the resulting activities including Samples, Marketing Materials and Products shipped.

         (p) Customer Service. ASD will develop a customer service organization to respond to all VIVUS sales representative and physician inquiries regarding the Products. A central feature of this customer service is a dedicated, VIVUS owned 1-800 number(s) with an automated response menu covering various options for inbound calls from physicians and VIVUS sales representatives. Call options will include, Marketing Materials ordering, Products ordering from ASD, sample inquiries, information requests, and options for other VIVUS services, not provided by ASD. Technical questions will be referred to VIVUS for response. VIVUS will provide ASD, at no cost or expense to ASD, a dedicated Customer Service line, and related telephone service which will be


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operated by ASD from 7:00 a.m. to 7:00 p.m., Central Standard Time.

         (q) Orders for Products to be shipped by ASD shall be accepted by ASD by phone, mail, or fax. SOPs will be developed by ASD and approved by VIVUS.

         (r) Customer Service representatives will have primary responsibility for a geographic set of VIVUS sales territories and the physicians within those geographic territories. A database of VIVUS sales representatives and physicians will be established by ASD including sales representatives and physician profiles, physician mapping to sales territories, and relating all activities, namely Samples, Marketing Materials and Products. This database shall be linked with the telemarketing software. In establishing the physician profiles, ASD will utilize profile data provided by VIVUS as well as access current physician profiles maintained by[*].

         (s) A component of the customer services provided by ASD, in conjunction with [*], is the development of a[*] program for VIVUS targeted physician customers, including the development of a[*]. Any orders of Products received by [*] will be accepted by [*] and coordinated for shipment with ASD, conversely, any orders for [*] products and services received by ASD will be accepted by ASD and coordinated with [*].

         (t) During the first four (4) months immediately following Product Launch, ASD will provide on a weekly basis, and thereafter on a monthly basis, electronic and hard-copy reports to VIVUS related to, among others, customer service activities, physician orders, sales by VIVUS sales territory, nature and frequency of physician inquiries.

         (u) Staffing for Services. ASD will recruit and staff the following positions to provide the Services:

                  (i) VIVUS Project Manager -- ASD will recruit applicants for the ASD Facility for a dedicated VIVUS Project Manager. VIVUS will participate in the interview process and provide input to the ASD selection decision. VIVUS will also provide training relative to Products, Samples, Marketing Materials, and Services to be provided. ASD will have primary responsibility for training. The hiring date will be mutually agreed upon by the parties and is expected to commence employment no later than [*].

                  (ii) Customer Service Representatives ("CSRs") -- ASD will recruit[*] CSRS for the ASD Facility. VIVUS will


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participate in the interview process and provide input to the ASD selection decisions. VIVUS will provide training for the CSRs relative to Products, Samples, and Marketing Materials. ASD will have primary responsibility for Customer Service training. The hiring date will be mutually agreed upon by the Parties and is expected to be approximately[*] prior to Product Launch.

                  (iii) Telephone Service Representatives ("TSRs") -- ASD will recruit[*] dedicated TSRs for the ASD Facility for the Products. VIVUS will participate in the interview process and provide input to the ASD selection decisions. VIVUS will provide training of TSRs relative to Products, Samples, Marketing Materials, and telescrips. ASD will have primary responsibility for telemarketing training. The hiring date will be mutually agreed upon by the Parties and is expected to be[*] prior to Product Launch.

         Warehouse Supervisor: -- ASD will recruit and select one warehouse employee who will be knowledgeable about the SOPs relating to the storage and handling of all Products, Samples, and Marketing Materials. The hiring date will be mutually agreed upon by the Parties and is expected to be approximately [*] prior to Product Launch.

         3. Targeted Physician Supplier. (a) ASD will purchase Products from VIVUS for resale to physicians. ASD will develop physician marketing materials relative to its [*] and its [*] services provided in conjunction with [*]. VIVUS will identify ASD on selected physician marketing materials as its targeted physician supplier provided that ASD represents a competitive, full service supply source for the Products. VIVUS will also communicate the [*], full service capabilities of ASD and [*] by delivering the[*] developed by ASD and [*] to its called on physicians provided that ASD represents a competitive, full service supply source for the Products. ASD shall provide VIVUS notice of ASD price changes on Products and special discount offers on Products at least [*] prior to the effective date.

         (b) ASD will purchase and take title to Products and will maintain an adequate amount of inventory. ASD will establish the criteria for physicians to whom it sells and will offer, based upon credit availability for such physicians, VISA/Master Card as a payment option. Returns will be accepted and processed according to VIVUS's returned goods policy published for specialty distributors and which is attached hereto as Exhibit C.

         (c) VIVUS may enter into contracts with certain physician practices that meet volume and other specifications to be defined by VIVUS ("Key Account Contracts"). Should Key Account Contract customers wish to enter into a prime vendor arrangement, VIVUS will first offer ASD the opportunity to act as the Key Account


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Contract's prime vendor. ASD will accept such prime vendor status with such Key
Account Contract customer provided, VIVUS's Key Account Contract customer meets ASD's requirements to qualify as a new ASD customer. ASD may elect to act as the Key Account Contract prime vendor for Products and invoice such customer at VIVUS's Key Account Contract price. Key Account Contracts utilizing ASD as its prime vendor will be advised by VIVUS to order from ASD in economic shipping quantities (i.e. shelf cartons or case packs). [*] ASD will submit to VIVUS a monthly or more frequent electronic report of all sales to Key Account Contracts. The report shall include at least the following information as to each sale made to a Key Account Contract:

         (i)               Key Account Contract Name and DEA number
         (ii)              VIVUS's contract number
         (iii)             ASD's invoice number and date
         (iv)              Product NDC
         (v)               Units shipped or returned
         (vi)              ASD's unit cost
         (vii)             VIVUS's Key Account Contract price
         (viii)            [*]
         (ix)              Extended chargeback amount
         (x)               Total chargeback amount

         (d) Upon receipt and approval of ASD's reports submitted, VIVUS shall issue a credit memo to ASD in the amount of the difference between [*]. VIVUS will pay such invoiced amounts within [*] from the date of invoice.

         4. Performance Criteria. (a) The Parties will mutually agree in writing upon performance measurements and reporting criteria for each of the Service categories and for servicing of Products ordered. Subject to the terms of this Agreement, ASD will use its best efforts to meet such applicable performance criteria.

                  (b) To enhance the value of the Services, the Parties shall cause their respective representatives to meet routinely for performance review and strategic planning purposes.

         5. Fees. As compensation for the Services, VIVUS shall pay ASD, when due, without notice, demand, counterclaim, setoff, deduction, diminution or reduction, the fees described below (the "Fees"):

                  (a) [*]Fees -- Based on [*] Product Launch, VIVUS will reimburse ASD for the [*] costs incurred at the rate of[*] per [*]for the VIVUS Project Manager which is expected to be hired up to [*] Product Launch and a rate of [*] per [*] for additional staffing (one warehouse person, [*] CSRS and [*] TSRs) expected to be hired [*] Product Launch. Should the timing of hiring


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decisions or the level of staffing requirements change, the [*] fee will be prorated accordingly; and

                  (b) Monthly Service Fees -- Monthly service fees accruing as of the date of this Agreement at[*] rate of [*]; and additional staffing may be added at the discretion of VIVUS at the fully loaded rates of[*] for each additional TSR and [*] for each additional CSR);

                  (c) Samples -- A monthly fee (as compensation for all services related to Samples) at the rate of [*] per [*]. This fee is all inclusive, including outbound shipping materials and freight; and

                  (d) Marketing Materials -- Reimbursement for actual shipping charges for Marketing Materials shipped [*]; and

                  (e) Custom Reporting --[*] fee of [*] for any custom reporting requested by VIVUS to be developed in accordance with SOP's developed by these Parties. In the event of custom reporting, ASD will provide an estimate of projected costs to VIVUS prior to the commencement of any work. Upon approval by VIVUS, work will commence.

         6. Fees, expenses and other charges will be billed and paid according to the following schedule:

                  (a) [*] Fees incurred up to [*] will be billed before [*] and all other [*] Fees will be billed on Product Launch, all such [*] Fees will be due and paid by VIVUS within [*] from date of invoice.

                  (b) All other Fees will be pre-billed by ASD on the fifteenth
(15th) of the month preceding the Services rendered and VIVUS will pay such fees within [*] from date of invoice.

                  (c) Samples Fees will be billed by ASD on the fifteenth (15th) calendar day of the month for the Samples orders shipped during the preceding month. VIVUS will pay the Sample Fees within [*] from date of invoice.

                  (d) All other fees, expenses, costs and charges payable by VIVUS to ASD not specifically referenced in Section 6 of this Agreement will be due and payable [*] from the date ASD bills VIVUS.

                  (e) Any amounts payable by VIVUS pursuant to this Agreement and not paid when due will be assessed interest (to the extent not prohibited by applicable law) at the rate of 18% per annum from the date such amount is due until paid (or at such lesser rate as may be the maximum permitted by applicable law),


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in each case computed on the basis of a 360-day year of twelve 30-day months.
All Fee amounts will be reviewed by these parties upon the third anniversary of this Agreement for the purposes of adjusting such Fees to reflect increases in costs and expenses incurred or expected to be incurred by ASD.

         7. Products Pricing and Terms. In addition to the fees provided in
Section 6 above, and in consideration of the full value of the Services provided by ASD, VIVUS will sell Products to ASD at [*] its list price to Specialty Distributors. Introductory payment terms (defined as payment terms during the first six months of Product sales) will be [*] from date of VIVUS's invoice. Thereafter, VIVUS may elect to change payment terms to [*] from date of VIVUS's invoice. All other sales terms and conditions will be governed by the VIVUS's terms and conditions set forth by VIVUS to the specialty distributor class of trade as set forth in the attached Exhibit D.

         8. Term and Termination. (a) The initial term of the agreement (the "Initial Term") shall begin on the date of the agreement and continue until the [*] anniversary of the Product Launch, unless or until terminated sooner pursuant to the other provisions of this Section. After the Initial Term, this Agreement shall renew automatically for successive renewal terms of one year each unless notice of termination is given by any Party at least one hundred and twenty (120) days prior to the end of the term then in effect, in which case this Agreement shall terminate at the end of that term. Any reference in this Agreement to the "term of this Agreement" shall include the initial term and any such renewal terms.

         (b) Either Party shall have the right to terminate this Agreement with or without cause upon one hundred and twenty (120) days prior written notice. In the event either party gives written notice of its intent to terminate this Agreement, VIVUS shall pay ASD, all amounts due and payable ASD and accrued up to and including the date selected for termination of this Agreement. Any payments to be made on a monthly basis shall be prorated on the basis of a 30-day month for any fractional portion of a calendar month included in the term of this Agreement at its commencement or termination.

         (c) Either party may terminate this Agreement immediately upon written notice in the event of: (i) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to either party of its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect; or (ii) either party's making a general assignment for the benefit of creditors, or either party's becoming insolvent, or either party taking any corporate action to authorize any of the foregoing.


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         (d) All accrued payment obligations of the parties under this
Agreement, Sections 9 through 15, inclusive and Sections 17 through 23, inclusive, of this Agreement shall survive the termination of this Agreement, and, except as provided elsewhere in this Agreement, no termination of this Agreement shall affect any obligations or liabilities arising, or based upon acts or omissions occurring, prior to the date of such termination.

         (e) Upon termination of this Agreement, ASD shall return, at VIVUS's sole cost and expense, all Samples, Marketing Materials, VIVUS records (apart from ASD records), and other VIVUS owned materials which ASD has in its possession.

         9. Audits. VIVUS shall have the right during normal business hours (i.e. 8:00 a.m. to 5:00 p.m. local time) at no more than once during any calendar quarter, upon reasonable prior notice, to: (a) review and audit ASD's records related to the Services provided, (b) conduct, together with representatives of ASD, an inventory of the Samples and Marketing Materials at the ASD Facility, and (c) conduct, together with representatives of ASD, a facility audit. Should material issues be discovered during such audits which necessitate ongoing corrective action by ASD or ongoing follow-up action by VIVUS (including the initiation of additional audits on a more frequent basis regarding such area(s) of concern) to ensure ASD's compliance with such corrective action, all such reasonable and directly related expenses will be the responsibility of ASD.

         10. Compliance With Laws. During the term of this Agreement, each party shall conduct its activities in connection with this Agreement in compliance with all applicable laws. Specifically, ASD shall comply with all applicable Requirements of Law related to the storage, handling and distribution of Samples, and only the cGMP guidelines as set forth in Section 211.142(b),
Section 211.150, Section 211.196 and the Section 211.204, except that ASD shall have no obligation to perform tests or conduct investigations, all of which will be the responsibility of VIVUS, of Part 211 (also known as 21 Code of Federal Regulations, Chapter 1, as such Guidelines and Requirements of Law are applicable to ASD's activities, and VIVUS shall comply with all applicable Requirements of Law related to the importation, manufacture, distribution, labeling, storage, sale and handling of the Products and Samples.

                  (b) VIVUS agrees and does hereby represent and warrant to ASD during the term of this Agreement that (1) all Samples and Products, and each shipment of each, or other delivery now and hereafter made by VIVUS to or on the order of ASD will not be, at the time of shipment or delivery, adulterated, misbranded or otherwise prohibited within the meaning of the Act or within the meaning of any applicable state or municipal law and (2) such


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Samples and Product is not, at the time of shipment or delivery to ASD, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of Sections 404 or 405 of the Act, and
(3) all such Samples and Products will be the subject of a duly approved NDA and may be legally transported or sold under applicable Requirements of Law and VIVUS guarantees that only those chemicals or sprays, and the amounts of such chemicals or sprays, approved by Governmental Authority, have been used in any of the Samples and Products, and (4) all Samples and Products have been duly approved by all Governmental Authority for commercial sale and shipment within the United States.

         11. Corporate Authority. During the term of this Agreement, each party continually represents and warrants to the other that: (a) it has full power and authority to enter into this Agreement and perform and observe all obligations and conditions to be performed or observed by it under this Agreement without any restriction by any other agreement or otherwise, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of that Party,(c) this Agreement constitutes the legal, valid and binding obligation of that Party, (d) no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any Governmental Authority (within, as a part of. or constituting the United States of America) is required for the sale and distribution of the Samples or the Products, (e) there is no action, proceeding, or investigation pending or, so far as each party knows, threatened, which questions the validity of this Agreement, the patents and licenses related to and for the Samples or the Products, any actions taken or to be taken pursuant to this Agreement, and (f) the Samples and the Products, or any part thereof, has been materially adversely affected in any way as a result of any legislative or regulatory change, or any revocation of license or right to manufacture, distribute, handle, store, sell or market any of the Samples or the Products. EXCEPT FOR ANY EXPRESSED REPRESENTATIONS, WARRANTIES, OR COVENANTS SET FORTH IN THIS AGREEMENT, VIVUS MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY OR COMMUNICATION WITH VIVUS, AND VIVUS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         12. Taxes. VIVUS shall pay when due all Taxes, excluding any personal property tax associated with ASD's equipment used in connection with the Services, and other taxes or similar charges now or hereafter imposed upon or as a result of the Samples and/or the Marketing Materials, none of which have been included in the fees payable to ASD under this Agreement. ASD shall maintain its records for use by VIVUS to complete and file returns relating to such Taxes.


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         13. Trademarks/Data. Neither Party shall have the right to use the name of the other Party or the other Party's trademarks, service marks, logos, other similar marks or data and information in any manner except with the prior written approval of that Party. Data and information which shall be deemed to belong to VIVUS will be the data and information related to the Products, Samples and Marketing Materials. Data and information which shall be deemed to belong to ASD shall be the data and information related to all goods, products and services offered and sold by ASD (and not described in Exhibit A or Section
2 above) and all data and information relating to any of ASD's customers and their respective profiles.

         14. Confidentiality. (a) Each Party acknowledges that as a result of this Agreement, that each Party shall learn Confidential Information of the other Party. Neither Party shall disclose any Confidential Information of the other Party to any person or entity, or use, or permit any person or entity to use, any of such confidential information, excepting only: (a) disclosures on a confidential basis to and use by the directors, officers, employees, and agents of that Party, or its affiliates, who have a reasonable need to know such information in connection with that Party's performance of this Agreement, and
(b) disclosures which are required by law, or legal process, as reasonably determined by that Party or its legal counsel, or are made on a confidential basis to that Party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement. The specific material terms of this Agreement shall be deemed to be Confidential Information of each Party.

         (b) The obligation of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years.

         (c) Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party or destroy all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

         15. Indemnification. (a) Each Party shall indemnify and hold harmless the other and their respective Related Parties from and against all claims, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any act or omission of that Party or any failure of that Party to perform and observe fully all obligations and conditions to be performed or observed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Further, VIVUS does hereby protect, indemnify and hold harmless ASD and its related parties from and against all claims, liabilities, losses, damages, costs and expenses (including without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against ASD and/or its Related Parties related to or arising from (1) any claim of patent or copyright infringement and (2) any loss of or damage to property, accident, injury to or death of a person or persons occurring or arising from the storage, handling, use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly, of the Samples and the Products and their transportation to ASD, excepting only for claims arising out of the negligence of ASD or its employees. Further, ASD does hereby agree to protect, indemnify and hold harmless VIVUS and its related parties from and against all claims, liabilities, losses, damages, costs and expenses (including without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against VIVUS and/or its Related Parties related to or arising from any loss of or damage to property, accident, injury to or death of a person or persons occurring or arising from the negligence of ASD (or its employees) and the failure of ASD to substantially comply with written and mutually approved SOP's and VIVUS directives, excepting here from, any act, negligence or omission of VIVUS or its Related Parties. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT OR ANY EXPENSES, CHARGES, COSTS OR LIABILITIES, WHETHER FORESEEN OR UNFORESEEN, ARISING FROM OR RELATED TO THE ACT OF TERMINATING THIS AGREEMENT.

         (b) The obligations and liabilities of VIVUS or ASD with respect to ASD Indemnified Claims or VIVUS Indemnified Claims, respectively, (collectively, the "Indemnified Claims"), resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

                  (i) The party claiming indemnification (the "Indemnified Person") shall give prompt written notice to the other party of any Third Party Claim which may give rise to a Third Party Claim against the other party (the "Indemnifying Person"), stating the nature and basis of said Third Party Claim and the amount thereof to the extent known. Each Notice of Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served or written demand or other document or instrument.

                  (ii) If the Indemnifying Person shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Person shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, then the Indemnifying Person shall have the right to assume the defense of any Third Party Claim at its own expense and by its own counsel (reasonably satisfactory to the Indemnified Persons); provided, however, that the Indemnifying Person shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if
(aa) such Third Party Claim seeks an injunction, restraining order, declaratory relief or other nonmonetary relief and, if decided adversely, such Third Party Claim could have a material adverse effect on the financial condition, properties, assets, liabilities, business, operations or prospects of any of the Indemnified Persons or (bb) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Person and the former shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or additional to those available to the Indemnifying Person, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Person could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Person (any Third Party Claim of the type referred to in (aa) or (bb) being a "Nonassumable Claim").

                  (iii) If, in accordance with the provisions of the preceding subparagraph (ii), the Indemnifying Person shall assume the defense of a Third Party Claim (other than a Nonassumable Claim), the Indemnifying Person shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Person does not exercise its right to assume the defense of such a Third Party Claim by giving the written acknowledgment referred to in subparagraph (ii) above or may not assume such defense pursuant to such subparagraph (ii) above, then the Indemnified Persons may assume such defense and the costs, expenses and reasonable attorneys' fees incurred shall continue to constitute Losses hereunder.

                  (iv) Anything contained herein to the contrary notwithstanding, neither the Indemnifying Person nor the Indemnified Persons shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld. In addition, each of the Indemnifying Person and the Indemnified Persons shall cooperate and act in a reasonable and good faith manner to minimize Losses relating to any Third Party Claim.

                  (v) The foregoing indemnities shall not extend to any claims arising out of one or more of: (aa) the incorrectness of any representation or warranty made by Indemnified Person pursuant to this Agreement; (bb) the failure by such Indemnified Person to perform or observe any agreement or covenant made by it in this Agreement; or (cc) the willful misconduct or gross negligence of such Indemnified Person.

         16. Insurance. During the term of this Agreement: (a) each party will maintain product liability and commercial general liability insurance having a limit of not less than $1 million, pursuant to one or more insurance policies with reputable insurance carriers; and (b) VIVUS shall maintain property damage insurance for the Samples and Marketing Materials located at the ASD Facility or in transit to or from the ASD Facility. Each party shall designate the other party as an "additional insured" under all insurance policies referenced in this paragraph. Prior to the Product Launch and the commencement of Services, each party shall deliver to the other certificates evidencing such insurance. Neither party shall cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this Agreement. Except for any losses resulting from the negligence or intentional misconduct of ASD (in which case ASD shall be liable for any damage or loss), VIVUS shall bear all risk of loss or damage with respect to Samples or Marketing Materials, whether located at the ASD Facility or otherwise. ASD shall bear all risk of loss or damage with respect to Products purchased by ASD once said Products are in ASD's possession.

         17. Notices. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given when: (a) deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement; (b) delivered to an express delivery service for delivery to that Party at that address; or (c) sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile numbers set forth at the end of this Agreement. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.

         18. Arbitration. Subject to Section 19, below, any and all disagreements or controversies arising out of or with respect to this Agreement may, upon mutual agreement, be settled by binding arbitration to be held, and the award made, in a county located in California, pursuant to the then-applicable rules of the American Arbitration Association (to the extend not inconsistent with this Agreement). Each Party shall bear the costs and expenses of preparing and presenting its case at the arbitration.

All other costs and expenses of arbitration shall be borne by the Parties as determined in the Arbitration.

         19. Remedies. With respect to the provisions of Section 14 of this Agreement, each Party acknowledges that in the event of any violation by that Party of any of the provisions of Section 14 of this Agreement, the other Party may suffer irreparable harm and its remedies at law may be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions of Section 14 by either Party, the other Party shall be entitled to petition for a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief. The rights and remedies of each Party under this Agreement shall be cumulative and in addition to any other rights or remedies available to such Party, whether under any other agreement, at law, or in equity.

         20. Governing Law. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of California excluding the body of law relating to conflicts of laws.

         21. Severability. The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extend possible. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

         22. Non-waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

         23. Force Majeure. If the performance of any part of this Agreement by either Party shall be affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, electronic disruptions, telecommunication failures, and acts of God, or any other causes which are beyond the control of the Parties (financial inability excepted), such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to any other Party shall not be subject to the provisions of this Section.

         24. Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, and are only labels to assist in locating those sections, and shall be ignored in construing this Agreement.

         25. Genders and Numbers. Where permitted by the context, each pronoun in this Agreement includes the same pronoun in the other genders or numbers and each noun used in this Agreement includes the same noun in other genders.

         26. Complete Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding on either Party unless made in writing and signed by both Parties. All schedules, Exhibits, Appendixes referred to in this Agreement are incorporated herein and made a part hereof as fully as if set forth herein.

         27. Successors. Except as set forth in this Section, neither Party shall have the right to assign this Agreement or any of such Party's rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. After providing written notice to ASD, VIVUS may assign this Agreement to a party that succeeds to all or substantially all of VIVUS's business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise.

         28. Approvals. When this Agreement requires the approval of one or both of the parties to this Agreement, each and every such approval sought will not be unreasonably withheld by the party required to provide its approval.

         29. Relationship of the Parties. The relationship of the Parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the Parties.

         30. Interpretation. The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision hereof shall be interpreted for or against any party on the basis the party or the party's attorney drafted the Agreement or the provision at issue.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.


VIVUS, INC.                                      ALTERNATE SITE DISTRIBUTORS,
                                                 INC.


By: /s/ LELAND F. WILSON                         By: /s/ STEVEN H. COLLIS
    ----------------------                          ---------------------------
         Leland F. Wilson                                Steven H. Collis
         President and CEO                               VP and General Manager

Address and facsimile number:                    Address and facsimile number:

545 Middlefield Road,                            2340 Trinity Mills Road,
Suite 200                                        Suite 250
Menlo Park, CA 94025                             Carrollton, TX 75006
Attn: President                                  Attn: General Manager
Facsimile (415) 325-5546                         Facsimile (214) 416-4848

                                   APPENDIX A


"Act" means the Federal Food, Drug and Cosmetic Act, Title 21, United States Code, as amended, and the regulations thereunder.

"Agreement" means this Distribution and Services Agreement dated _________, 1996, by and between VIVUS, Inc., a California Corporation, and Alternate Site Distributors, Inc., a California Corporation, as may be amended from time to time pursuant to the terms providing for such amendments.

"cGMP" shall have the meaning of current good manufacturing practices and guidelines as published by the Federal Food & Drug Administration.

"Confidential Information" shall mean information, data considered confidential by the party owning such information, whether visual, oral or in written form, but does not include (1) information which is or becomes public without the fault or participation of the other party to this Agreement or which is responsive to legal process or obligation, (2) any information lawfully in the receiving party's possession prior to the date the receiving party receives the disclosing party's information, or (3) any information which either party receives from a third party who rightfully possesses and discloses such information.

"Drug" shall have the meaning as set forth in Section 321(g)(1) of the Act.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Marketing Materials" shall mean brochures, booklets, letters and pamphlets intended to encourage the purchase and/or disbursing of the Products.

"MUSE" shall mean VIVUS's first products and application systems for the treatment of erectile dysfunction.

"NDA" means a New Drug Application as defined in and contemplated by the Act.

"Person" or "Persons" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

"Pre-Launch" shall mean that period of time between the date of the Agreement and the date of Product Launch.

"Product Launch" shall mean the date selected by VIVUS after VIVUS obtains FDA approval of the Products and upon which ASD is notified by VIVUS that MUSE may be lawfully available for commercial sale and shipment.

"Product" or "Products" means the pharmaceutical and other products that are a part of, or added to from time to time, to Exhibit A attached hereto and which are intended for commercial sale.

"Related Parties" mean the successors, subsidiaries, parent corporations, affiliates, Directors, employees, agents, representatives, related entities and assigns of any Person.

"Requirement(s) of Law" means any law (including, without limitation, consumer law), treaty, rule or regulation or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Sample" or "Samples" means a product (as opposed to the term "Product(s)") which is not intended to be sold and is labeled as such and is given free of charge to promote sales.

"SEC" means the Securities and Exchange Commission.

"Taxes" shall mean any and all liabilities, losses, expenses, and costs of any kind whatsoever that are, or are in the nature of taxes, fees, or other governmental charges, including interest, penalties, fines and additions to tax imposed by any Federal, state or local government or taxing authority in the United States on or with respect to: (a) the Agreement or any related agreements or any future amendment, supplement, waiver, or consent requested by VIVUS or any required by the Agreement with respect to the execution, delivery or performance of any thereof, or the issuance, acquisition or subsequent transfer thereof, (b) any interest in the Samples or the Marketing Materials, or any part thereof, (c) the return, acquisition, transfer of title, storage, removal, replacement, substitution, purchase, acceptance, possession, rejection, ownership, delivery, non-delivery, use, operation, sale, abandonment, redelivery or other disposition of any interest in the Samples or the Marketing Materials or any part thereof; (d) the receipts or earnings arising from any interest in the Samples or the Marketing Materials or any part thereof; (e) any payment made pursuant to this Agreement or to any of the Samples or the Marketing Materials; or (f) otherwise as a result of or by reason of the transactions contemplated by this Agreement, excluding, however; taxes imposed upon ASD that are based upon or measured by gross or net income and any franchise Taxes of ASD or any personal property taxes for Products owned by ASD.

                                    EXHIBIT A

                                List of Products


MUSE alprostadil product line

                                    EXHIBIT B
                      VIVUS'S STANDARD OPERATING PROCEDURES
                            FOR HANDLING AND SHIPPING
                                     SAMPLES


     Pursuant to Sections 2(c) and 2(f) of the Distribution and Services Agreement, Vivus is currently in the process of developing operating procedures for handling and shipping samples.

                                    EXHIBIT C
                           VIVUS RETURNED GOODS POLICY



     Pursuant to Section 3(b) of the Distribution and Services Agreement, Vivus is currently in the process of developing returned goods policy.

                                    EXHIBIT D
                           VIVUS TERMS AND CONDITIONS
                         FOR SPECIALTY DISTRIBUTOR CLASS
                                    OF TRADE


     Pursuant to Section 7 of the Distribution and Services Agreement, Vivus is currently in the process of developing terms and conditions for specialty distributor class of trade.